Exhibit 99.1

Zosano Pharma Announces Inducement Grant Under Nasdaq Listing Rule 5635(c)(4)

FREMONT, Calif., September 27, 2019 -- Zosano Pharma Corporation (NASDAQ:ZSAN), a clinical-stage biopharmaceutical company, today announced that the Board of Directors granted a stock option to purchase 100,000 shares of Zosano’s common stock to a new employee as an inducement award.

The stock option has an exercise price of $1.69 per share, which is equal to the closing price of Zosano’s common stock on September 25, 2019. 25% of the shares underlying the option will vest one year after the employee’s start date, and 1/48th of the total shares will vest monthly thereafter, subject to continued service.

The award was approved in accordance with Nasdaq Listing Rule 5635(c)(4).

About Zosano Pharma
Zosano Pharma Corporation is a clinical stage biopharmaceutical company focused on developing products where rapid administration of established molecules with established safety and efficacy profiles may provide an increased benefit to patients, for markets where patients remain underserved by existing therapies. The company’s Adhesive Dermally-Applied Microarray (ADAM) technology consists of titanium microneedles coated with drug that is designed to enable rapid systemic administration of therapeutics to patients. Zosano’s lead product candidate is QtryptaTM (M207), which is an investigational, proprietary formulation of zolmitriptan delivered via ADAM technology, currently in development for the acute treatment of migraine. In February 2017, the company announced positive clinical and statistically significant results from the ZOTRIP pivotal study and in February 2019, the company announced the completion of the final milestone in its long-term safety study. The company is preparing to submit a New Drug Application to the Food and Drug Administration for Qtrypta (M207). Learn more at www.zosanopharma.com.

Zosano Contact:
Greg Kitchener
Chief Financial Officer
510-745-1200

PR Contacts:
Sylvia Wheeler or Alexandra Santos
swheeler@wheelhouselsa.com or asantos@wheelhouselsa.com